Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Scott E. Lied
Phone: 717-733-4181

ENB Financial Corp Announces Expansion of Common Stock Repurchase Program

(February 21, 2019) -- Ephrata, PA -- ENB Financial Corp (OTCBB: ENBP), announced today that the Board of Directors approved a plan to repurchase, in open market and privately negotiated transactions, up to 100,000 shares of the Corporation’s outstanding common stock. This current plan replaces the last repurchase plan announced in 2015 and allows for an additional 100,000 shares to be repurchased. The Corporation will use its best efforts to complete the repurchase plan by end of 2019. The Corporation believes the repurchase of its stock may increase the return on equity and the net income per share of the remaining outstanding shares of common stock and enhance long-term shareholder value. The purchases are funded with liquidity based on capital levels in excess of regulatory requirements. These stock repurchases are not expected to have a material impact on capital levels due to the consistent nature of the buyback plans.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from twelve full-service locations in Lancaster County, southeastern Lebanon County, and southern Berks County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

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